NewAlliance Bancshare

Presentation

Sidoti & Company

Second Annual Emerging Growth
Institutional Investor Forum

June 2005

Disclaimer & Forward-Looking Statements

This presentation contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in market interest rates, loan prepayment rates, general economic conditions, legislation and regulation; changes in the monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Federal Reserve Board; changes in the quality or composition of the loan or investment portfolios; changes in deposit flows, competition, and demand for financial services, and loan, deposit and investment products in the Company's local markets; changes in accounting principles and guidelines; the ability of the Company to successfully complete and integrate acquisitions; the impact of equity awards yet to be determined and announced; war or terrorist activities; and other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the Company's operations, pricing and services.

Strategic Priorities

  Maintain Sound Financial Performance
  Manage Our Capital
  Grow Profitably
  Manage Risk
  Sustain Investor Interest

Financial Performance

First Quarter 2005 – Record Earnings

[CHART]

Net Income by Quarter

[CHART]

Quarterly EPS

[CHART]

Quarterly ROAA

[CHART]

Quarterly Efficiency Ratio

[CHART]

Quarterly Net Interest Margin

[CHART]

Quarter-End Ratio of Nonperforming Loans to Total Loans

[CHART]

Expectations for 2005

[CHART]

Stock Price Performance

NewAlliance Price Performance – Since IPO, as of March 31, 2005

[CHART]

NewAlliance Price Performance – 1 Month Following IPO, as of March 31, 2005

[CHART]

Deploying Our Capital

Managing Our Capital – What We Said in 2004

Deploy capital in a disciplined, opportunistic way through:

▪	Dividends

▪	Share Repurchases

▪	Acquisitions

Managing Our Capital ... Dividends

Fourth Consecutive Quarterly Divident Announced

▪	5 cents per share paid in May

▪	Approximately 40% of earnings being returned to shareholders in quarterly dividends

▪	18 cents per share in past 4 quarters

Managing Our Capital ... Share Repurchases

▪	10% Buyback Announced

▪	10.7 Million Shares can be purchased in the open market starting in 3rd Quarter, pending regulatory approval

▪	Additional Buybacks to be evaluated

Managing Our Capital ... Two Strategically and Financially Sound Acquisitions Announced

▪	Trust Company of Connecticut; announced March 9, 2005
•	$700 million in assets under management
•	Strong Statewide presence

▪	Cornerstone Bancorp; announced April 13, 2005
•	More than $200 million in assets
•	Entry into the Fairfield County Market

Expanded Market Area

[CHART]

Growth Initiatives

Growth Initiatives

▪	Financially Sound Acquisitions

▪	DeNovo Branching

▪	Expanded Customer Relationships in Current Footprint

Risk Management

Risk Management

▪	Preserve margin

▪	Maintain Credit Quality

▪	Integrate acquisitions

Maintain Strong Asset Quality

[CHART]

Sustaining Investor Interest

Research Coverage

▪	Sidoti & Company

▪	Ryan Beck

▪	Keefe Bruyette & Woods

▪	Friedman, Billings Ramsey

▪	Sandler O’Neill

▪	Moors & Cabot

▪	RBC Capital Markets

▪	C.L. King

▪	FIG Partners

Institutional Ownership

▪	Doubled to nearly 50% in the last 12 months

▪	A dozen institutions each own in excess of 1 million shares

Market Feedback*

Company’s Greatest Strengths

▪	Experienced Management Team
▪	Attractive Geographic Footprint
▪	Strong Capital Position
▪	Solid Earnings Potential

*Data compiled by Rivel Research, January 2005

Strategic Priorities

  Maintain Sound Financial Performance
  Manage Our Capital
  Grow Profitably
  Manage Risk
  Sustain Investor Interest